UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Gulfport Energy Corporation

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14313 North May Avenue, Suite 100

Oklahoma City, Oklahoma 73134

June 3, 2016

Re:	Gulfport Energy Corporation (NASDAQ: GPOR)

Proxy Statement for 2016 Annual Meeting of Stockholders to be held June 10, 2016

To the Stockholders of Gulfport Energy Corporation:

On April 29, 2016, we filed our definitive proxy statement, which we refer to as our proxy statement, for our upcoming 2016 Annual Meeting of Stockholders to be held on June 10, 2016, which we refer to as our 2016 Annual Meeting, with the Securities and Exchange Commission, which we refer to as the SEC.

In Proposal 2 included in our proxy statement and the proxy card for the 2016 Annual Meeting, we have asked that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as reported in our proxy statement. On May 27, 2016, we received a copy of the Proxy Analysis & Benchmark Policy Voting Recommendations issued by the Institutional Shareholder Services, or ISS, which we refer to as the Recommendations, relating to our 2016 Annual Meeting.

ISS Recommendations and Rationale

In the Recommendations, ISS recommended that the stockholders vote against Proposal 2 relating to the advisory vote on the compensation paid to our named executive officers.

ISS stated its belief that a vote against Proposal 2 is warranted as we did not provide disclosure of engagement efforts with our stockholders after receiving a 69% vote in favor of our say-on-pay proposal at our 2015 Annual Meeting of Stockholders.

Gulfport Energy Corporation Responses to ISS Recommendations

These additional proxy materials are filed with the SEC solely for the purpose of addressing ISS’ recommendation of a vote against Proposal 2. In doing so, we first note that Gulfport is extremely active in terms of stockholder outreach and engagement. During 2015, for example, we engaged with our investors in over 400 face-to-face meetings with our investors and over 200 follow-up conference calls. During these interactions, we discussed all aspects of our business, which included our executive compensation structure and practices, corporate governance, environmental issues and other matters. Based on these interactions, we found that our stockholders were primarily concerned with two aspects of the compensation structure for our named executive officers. First, with respect to our Annual Incentive Plan, our stockholders did not believe that our 2015 performance metrics, focused only on reserve and production growth, were sufficiently broad-based or geared to address their specific interests. Instead, they wanted to see the metrics expanded to link incentive plan bonus payments to the achievement of operational and financial targets, stock performance, capital efficiency and strategic initiatives. In direct response to these comments, and as described on page 31 of our proxy statement for the 2016 Annual Meeting, the compensation committee expanded the performance metrics under our annual incentive plan for 2016 to include these factors.

Second, the feedback we received from our investors reflected their desire for greater alignment of the interests of our management with the interests of our stockholders through an increase in equity ownership by our management team. In recognition of these comments and feedback from our stockholders, our Chief Executive Officer, our Chief Financial Officer and our Chief Operating Officer were granted additional equity awards that vest ratably over a four-year period commencing on the first anniversary of the date of grant as described on page 31 of our proxy statement for the 2016 Annual Meeting.

We also note that ISS expressed a low level of concern with respect to other evaluation components of our compensation program, including our non-performance-based pay elements, peer group benchmarks, severance/change in control arrangements and pay for performance evaluation. Further, the ISS “Pay-for-Performance Quantitative Screen” shows that our relative degree of alignment was better than 96% of the companies in the Russell 3000 Index and our Chief Executive Officer’s total pay was approximately 50% of the median total CEO pay of the ISS designated peer group companies, or lower than 91% of these companies. Further, ISS determined that we ranked in the 75th percentile for annualized three-year performance, while we ranked the lowest in executive pay, in each case as compared to the ISS selected peer group.

We also note that although our proxy statement clearly states on page 22 that our top three named executive officers, including our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, do not receive guaranteed or discretionary cash bonuses, ISS commented on our “continued use of discretionary bonuses.” In fact, only two of our named executive officers received such cash bonuses for 2015, (1) our Chief Accounting Officer who was promoted to that position in September 2015 and had not previously been included in the compensation table or participated in our Annual Incentive Plan, and (2) one other named executive officer who received a $200,000 cash bonus resulting in total cash compensation to such named executive officer of $600,000 for 2015. Further, the actual performance-based bonuses that were achieved based on previously established metrics and payable to our Chief Executive Officer, Chief Financial Officer and Chief Operating Officer for 2015 under our Annual Incentive Plan were reduced by 50% by our compensation committee exercising its negative discretion in light of the challenging market conditions. We believe that the use of negative discretion by our compensation committee evidences the flexibility of our executive compensation program to adjust to market conditions and be responsive to our stockholder concerns.

In addition, ISS’ Recommendations included a negative reference to “the payment of a sizeable cash severance to the departing CEO.” This appears to be a reference to our prior cash severance payment made to our former Chief Executive Officer, Jim Palm, in connection with his retirement over two years ago in early 2014, which is not representative of our current executive compensation structure and was provided to Mr. Palm in light of his relatively low pay (below the 25 percentile of the peer group companies) and to recognize his leadership and contributions to the Company’s strong multi-year performance and impressive TSR relative to our peer group leading up to his retirement.

Based on the foregoing, we believe that our executive compensation practices, which were revised in 2016 to specifically address concerns expressed to us by our stockholders, are reasonable, properly incentivize our named executive officers without encouraging them to take an undue risk and are aligned with out stockholders’ interest. As a result, we encourage our stockholders to vote in favor of Proposal 2 to approve, on an advisory basis, the compensation paid to our named executive officers.

Vote on Methane Proposal

In the Recommendations, ISS also recommended that our stockholders vote in favor of Proposal 4 included in our proxy statement and the proxy card for the 2016 Annual Meeting. Proposal 4 requests that we prepare a report describing how we monitor and manage the level of methane emissions from our operations and reviewing our policies on methane emissions. Our proxy statement includes an opposition statement beginning on page 61 prepared by our board of directors, asking that our stockholder vote AGAINST Proposal 4. The opposition statement beginning on page 61 of our proxy statement describes in detail the comprehensive federal and state regulatory requirements that we are currently subject to with respect to greenhouse gas emissions, including methane emissions, and how we monitor and report such emissions and otherwise comply with such regulatory requirements. The opposition statement also describes the extensive voluntary efforts that we undertook on a Company-wide basis to reduce and otherwise mitigate methane emissions from our operations, in addition to our implementation of regulatory mandated procedures. Additional details regarding these mandatory and voluntary efforts and procedures are included in our proxy statement beginning on page 61. In light of (i) the costs associated with the preparation of the report requested in the proposal and (ii) such a report’s limited value in assisting us in improving our environmental performance, which we continue to monitor and address through what we believe are more cost effective and relevant means, our board of directors continues to believe that the preparation of such a report would ultimately be an inefficient use of corporate resources and an unnecessary expense. Our board of directors believes that the long-term interests of our stockholders are best served by growing, managing and operating our business in a financially responsible manner that is focused on long-term value creation with due regard for the environment, which we continuously strive to achieve.

For the foregoing reasons and those include in our proxy statement in our board of directors’ opposition statement beginning on page 61, our board of directors continues to recommend that our stockholders vote “AGAINST” Proposal 4.

Your vote is important. Please carefully consider the proposals included in our proxy statement, as well as matters discussed in these additional proxy materials, and vote in favor of Proposals 1, 2 and 3, including in favor of Proposal 2 relating our stockholder advisory vote on the compensation paid to our named executive officers, and AGAINST Proposal 4 regarding a methane emission report (if properly presented at our 2016 Annual Meeting), in one of the following ways:

•	Follow the instructions on the proxy card, in each case previously filed with the SEC and delivered to you, to vote through the Internet;

•	Follow the instructions on the proxy card delivered to vote by phone;

•	If you requested to receive a paper copy of our proxy materials, mark, sign, date and promptly return the proxy card in the postage-paid envelope; or

•	Submit a ballot at our 2016 Annual Meeting.

If you have voted against Proposal 2 or in favor of Proposal 4 and would like to revoke your prior vote and vote in favor of Proposal 2 and against Proposal 4, you can do so at any time before the polls close at the 2016 Annual Meeting by:

•	Voting again via telephone or Internet in favor of Proposal 2 and against Proposal 4 by following the instructions on the proxy card, in each case previously filed with the SEC and delivered to you, provided, however, that such vote must be so submitted prior to the deadline for telephonic and Internet voting specified in the proxy card;

•	Signing another proxy card with a later date indicating your vote in favor of Proposal 2 and against Proposal 4 and returning it to us prior to the 2016 Annual Meeting;

•	Sending our Corporate Secretary a written document revoking your earlier proxy and indicating your vote in favor of Proposal 2 and against Proposal 4; or

•	Voting again at the 2016 Annual Meeting in favor of Proposal 2 and against Proposal 4;

provided, however, that if your shares are held in street name by a broker or other nominee, you must contact your broker or such other nominee to revoke your prior proxy and change your vote in favor of Proposal 2 and against Proposal 4.

Only stockholders of record at the close of business on April 21, 2016 or their proxy holders may vote at our 2016 Annual Meeting.

Our definitive proxy statement, including these additional proxy materials and the Company’s 2015 Annual Report to Stockholders, are available on the Company’s website at www.gulfportenergy.com/proxy.